U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                               __________________

                                    FORM 8-A
                               ___________________

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  ELINEAR, INC.
                                  -------------
               (Exact Name of Registrant as Specified in Charter)


        Delaware                                            76-0478045
        --------                                            ----------
(State of Incorporation or Organization)                 (I.R.S. Employer
                                                       Identification  No.)


7240 Brittmoore Road, Suite 118, Houston, Texas                77041
----------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip code)

If  this  form  relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If  this  form  relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities  Act  registration  statement file number to which this form relates:
Not  applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                 Name of Each Exchange on which
           to be Registered                   each Class is to be Registered
           ----------------                   ------------------------------

Common Stock, par value $.02 per share            American Stock Exchange
--------------------------------------            -----------------------


Securities to be registered pursuant to Section 12(g) of the Act:  None


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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     This Registration Statement relates to the common stock, $.02 par value, of eLinear, Inc. (the "Company" or "Registrant"). Following is a description of the capital stock of the Company:

     The Company is authorized to issue up to 100,000,000 shares of common stock. The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor.

     The Company is also authorized to issue up to 10,000,000 shares of preferred stock, par value $.02 per share. Shares of preferred stock of the Company may be issued from time to time in one or more classes or series, each of which class or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions, as shall be stated in a resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority vested in it.

ITEM 2.   EXHIBITS.

None



                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ELINEAR, INC.

Date:  March 29, 2004

By:  /s/  Kevan  Casey
   ------------------------------------------------
   Kevan Casey, Chief Executive Officer


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